SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 21, 2014

MIX 1 LIFE INC.
(Exact name of registrant as specified in its charter)

Nevada	333-170091	68-0678499
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

16413 North 91st St. Suite C135
Scottsdale, AZ 85260
(Address of principal executive offices) (Zip Code)

480-344-7770
Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS.

Effective April 21, 2014 Mr. Steve Vande Loo was appointed as a Director of the Company.

Steve, age 57, has over 30 years of experience with the Coca-Cola system in the field and headquarters and most recently held the title of National Vice President of Region Commercialization and Development for Coca-Cola Refreshments.  During his tenure at Coca-Cola, from 1979 to 2012, Steve was responsible for creating marketing and brand-building strategies, overseeing operations in 7 regions in North America and Europe. Steve is also the Founder and President of Advanced Beverage Concepts in Atlanta, Georgia from 2012 to present.

Effective April 21, 2014 Mr. Christopher Larson was appointed as a Director of the Company.

Chris, age 42, has over 15 years of experience as both an entrepreneur and a public company executive.  He has been a public company board member and brings financial accounting & analysis and SEC reporting & compliance skills to Mix 1 Life Inc. (the “Company”).  Chris co-founded Cash Systems, a financial services company affiliated with the gaming industry, in 1999.  He served as the company’s CFO until 2006 as the business grew from $600,000 to over $100 million in revenue and traded on the NASDAQ exchange.  Chris has served as President of National Cash & Credit, a successful financial services company, from 2006 to present.  Chris serves on the boards of directors of Hondo Minerals Corporation (HMNC) and Mill City Ventures III, Ltd. (MCVT).

There are no arrangements or understandings between Mr. Vande Loo or Mr. Larson and any other person pursuant to which either Mr. Vande Loo or Mr. Larson was selected as a director and there are no transactions in which either Mr. Vande Loo or Mr. Larson has an interest requiring disclosure under Item 404(a) of Regulation S-K . The Company has no Board committees at this time.

For his service as a director, Mr. Vande Loo will be entitled to $10,000 cash annually and a grant of 20,000 restricted shares. Mr. Larson will not receive compensation for his service as a director.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mix 1 Life Inc.

Dated: April 25, 2014	By:	/s/ Cameron Robb
Cameron Robb
Chief Executive Officer/Director

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